UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2007

SYNIVERSE HOLDINGS, INC.

SYNIVERSE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-32432 333-88168	30-0041666 06-1262301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647-1765

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On August 9, 2007, Syniverse Technologies, Inc. (the “Company”) and Syniverse Holdings, Inc. (“Parent”) entered into a $464.0 million amended and restated credit agreement with Lehman Brothers Inc. and Deutsche Bank Securities Inc. as joint lead arrangers and joint book-running managers, Lehman Commercial Paper Inc., as administrative agent, Deutsche Bank AG New York Branch, as syndication agent, Bear Stearns Corporate Lending Inc. and LaSalle Bank National Association, as co-documentation agents and the lenders from time to time parties thereto (the “A/R Credit Agreement”).

The A/R Credit Agreement provides for:

•	a term loan of $112.0 million in aggregate principal amount;

•	a delayed draw term loan of $160.0 million in aggregate principal;

•	a Euro-denominated delayed draw term loan facility of the equivalent of $130.0 million;

•	a revolving credit line of $42.0 million;

•	a Euro-denominated revolving credit line of the equivalent of $20.0 million; and

•	a multi-currency letter of credit commitment of $15.0 million.

The obligations under the A/R Credit Agreement are unconditionally guaranteed by Parent and all material U.S. domestic subsidiaries of the Company (the “Guarantors”) and are secured by a security interest in substantially all of the tangible and intangible assets of the Company and the Guarantors. The obligations under the A/R Credit Agreement are also secured by a pledge of the capital stock of the Company and its direct and indirect U.S. subsidiaries.

Borrowings under the senior credit facility bear interest at a floating rate, which can be either a base rate, or at our option, a LIBOR rate, plus an applicable margin, which is 2.50% for the term debt at a LIBOR rate and 1.50% at a base rate. The term loan facilities require regularly scheduled quarterly payments of principal and interest, and the entire amount of the term loan facilities will mature on August 9, 2014. The full amount borrowed under the revolving credit line will mature on August 9, 2013. In the event we fail to refinance our 7 3/4% senior subordinated notes by February 15, 2013, then the maturity date of our term loan facilities and revolving credit line will be accelerated to February 15, 2013.

The A/R Credit Agreement contains covenants that will limit our ability and that of our Guarantors to, among other things, incur or guarantee additional indebtedness, create liens, pay dividends on or repurchase stock, make certain types of investments, restrict dividends or other payments from the Company’s subsidiaries, enter into transactions with affiliates and sell assets or merge with other companies. The A/R Credit Agreement also requires compliance with financial covenants, including a maximum ratio of total indebtedness to Consolidated EBITDA (as defined in the A/R Credit Agreement).

We used the $112.0 million of borrowings under the senior credit facility plus available cash on hand to repay our previous senior credit facility and to pay related transaction fees and expenses. The delayed draw term loans are intended to be used to fund the acquisition of the wireless clearing and financial settlement business of Billing Services Group, including the refinancing of existing debt of Billing Services Group and to pay related transaction fees and expenses.

On August 8, 2007, we entered into a First Amendment to Credit Agreement with Lehman Commercial Paper Inc., as administrative agent (the “Amendment”), providing for the replacement of non-consenting lenders in certain circumstances.

The foregoing description of the A/R Credit Agreement and Amendment does not purport to be complete and is qualified in its entirety by reference to the A/R Credit Agreement and Amendment, which are filed as Exhibit 10.1 and 10.2 hereto, and are incorporated herein by reference. Also attached as Exhibit 99.1 is a press release issued by the Company with respect to the transaction described above.

Other than the A/R Credit Agreement, there are no material relationships between Lehman Brothers Inc., Deutsche Bank Securities Inc. or the other lenders under the A/R Credit Agreement, and the Company or any of its affiliates, other than that the Company or its affiliates may have customary banking relationships or investment banking relationships with one or more of such lenders.

ITEM 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated August 8, 2007
10.2	Amended and Restated Credit Agreement dated August 9, 2007
99.1	Press Release dated August 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Dated: August 10, 2007

SYNIVERSE HOLDINGS, INC.
(Registrant)

/s/ David W. Hitchcock
Name: David W. Hitchcock
Title: Executive Vice President and Chief Financial Officer

SYNIVERSE TECHNOLOGIES, INC.
(Registrant)

/s/ David W. Hitchcock
Name: David W. Hitchcock
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1*	First Amendment to Credit Agreement, dated August 8, 2007
10.2*	Amended and Restated Credit Agreement dated August 9, 2007
99.1*	Press Release dated August 10, 2007

*	Filed herewith electronically.